Exhibit 99.1

Howard Bank Assumes All Deposits and Purchases Certain Assets
of Rising Sun, MD - based NBRS Financial Bank

October 17, 2014 ---- Ellicott City, MD, Howard Bank, subsidiary of Howard Bancorp, Inc. (NASDAQ: HBMD), announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation ("FDIC") to assume all of the deposits and purchase certain loans and other assets of NBRS Financial Bank ("NBRS"), a full-service, state chartered commercial bank headquartered in Rising Sun, Maryland. NBRS operates two branches in Harford County, Maryland in Aberdeen, and Dublin, two in Cecil County in Elkton and Rising Sun and one branch in Lancaster County Pennsylvania in Peach Bottom.  All NBRS branches will reopen Saturday morning October 18thduring their normal business hours as branches of Howard Bank. With this transaction Howard Bank will now operate 13 branch offices, two regional offices and two mortgage centers in five Maryland counties and two states.

NBRS depositors will automatically become depositors of Howard Bank and qualifying accounts will continue to be insured by the FDIC, up to applicable limits. There will be no disruption of service for NBRS customers; their money is accessible by check, using an ATM or by debit card. Checks drawn on the bank will continue to be processed. Loan customers should continue to make their payments as usual. Customers of NBRS Financial Bank may continue to use their existing NBRS branch or any other NBRS branch until they receive notice from Howard Bank that it has completed systems changes to allow Howard Bank branches now in Harford County and elsewhere to process their accounts.

“We are very pleased to welcome NBRS customers and employees to Howard Bank. It’s business as usual and customers can be confident that their deposits are safe, secure and readily accessible. NBRS customers will continue to receive excellent banking service and benefit from a continued relationship with a community bank that sincerely cares for its customers and the communities in which we operate," said Howard Bank’s President and CEO, Mary Ann Scully. “Our strategic decision over three years ago to take advantage of the significant opportunities that we saw in communities north of our birthplace in Howard County and our locations in Anne Arundel County has been rewarded with a brand recognized before today in four counties in the state. Our most recent moves into Harford County through both branch acquisition and  organic de novo branch locations is typical of our view that a very consistent growth strategy is the best for our customers, employees, shareholders and community stakeholders.  Our knowledge of the Cecil County and Lancaster County communities makes us believe that these attractive markets will welcome our unique combination of deep and broad product sets, experienced and sophisticated financial experts and a very traditional, high touch approach to each and every relationship. We consider it an honor to work with employees and customers of one of the oldest banks in the state of Maryland with a unique legacy and we look forward to the opportunity of serving former NBRS customers for years to come. ”

As of June 30, 2014, NBRS Financial Bank had approximately $188.2 million in total assets and $183.1 million in total deposits. In addition to assuming all of the deposits of NBRS Financial Bank, Howard Bank also agreed to acquire the majority of the NBRS Financial Bank assets. The FDIC will retain the other real estate owned and other remaining assets for later disposition. The FDIC estimates that the cost to the Deposit Insurance Fund (DIF) will be $24.3 million. In addition, Howard Bank has entered into an agreement with a third party to sell certain non-performing and other loans, totaling approximately $18.4 million in the aggregate, within 30 days.

Customers with questions about today's transaction should call the FDIC toll-free at 1-800-930-1848. The phone number will be operational this evening until 9:00 p.m., Eastern Standard Time (EST); on Saturday from 9:00 a.m. to 6:00 p.m., EST; on Sunday from noon to 6:00 p.m., EST; on Monday from 8:00 a.m. to 8:00 p.m., EST; and thereafter from 9:00 a.m. to 5:00 p.m., EST. Interested parties also can visit the FDIC's Web site at http://www.fdic.gov/bank/individual/failed/NBRS.html.  In addition, customers can visit their former NBRS branch should they have any questions about their banking relationship.

Interested parties also can visit directly the web site of Howard Bank at www.howardbank.com or through a link on the www.NBRS.com web site.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is a bank holding company with total assets of $534 million as of June 30, 2014. Its principal operating subsidiary, Howard Bank, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through eight full service branches and also regional offices in Annapolis and Towson, MD, and mortgage operations throughout the Central Maryland area. Howard Bank is a wholly owned subsidiary of Howard Bancorp, Inc. (NASDAQ: HBMD). For information, call 410-750-0020 or visit www.howardbank.com.

Contact:
Howard Bancorp, Inc.
Mary Ann Scully, Chair, Chief Executive Officer, 410-750-0020